Entrada Therapeutics Reports First Quarter 2025 Financial Results

– Receives regulatory authorization in the EU for ELEVATE-44-201, a Phase 1/2 MAD clinical study of ENTR-601-44 in patients living with Duchenne muscular dystrophy who are amenable to exon 44 skipping –

– Company remains on track to initiate ELEVATE-44-201 and ELEVATE-45-201 in Q2 and Q3 2025, respectively –

– Cash runway expected into Q2 2027 with $383 million in cash, cash equivalents and marketable securities as of March 31, 2025 –

BOSTON, May 8, 2025 (GLOBE NEWSWIRE) -- Entrada Therapeutics, Inc. (Nasdaq: TRDA) today reported financial results for the first quarter ended March 31, 2025, and highlighted recent business updates.

“We are excited to announce the first European Union regulatory clearance within our Duchenne franchise, with the authorization to initiate the ELEVATE-44-201 patient study across multiple countries. The first quarter of 2025 has been highly productive, with clearances granted for the first two of our novel exon skipping Duchenne programs, ENTR-601-44 and ENTR-601-45," said Dipal Doshi, Chief Executive Officer at Entrada Therapeutics. “We expect to quickly advance three distinct Duchenne programs — for people who are exon 44, 45 and 50 skip amenable — into global clinical development by the end of this year. In parallel, our partnered program with Vertex for myotonic dystrophy type 1, VX-670, continues to progress in the clinic. This increased clinical momentum, combined with a cash runway expected into Q2 2027 and our ongoing commitment to financial discipline, positions us strongly despite the challenging macroeconomic environment.”

Recent Corporate Highlights

•In May 2025, the ELEVATE-44-201 study received authorization from the Health Authorities and Ethics Committees of multiple countries under the European Union Clinical Trial Regulation (EU-CTR).
•The recent EU authorization of ELEVATE-44-201 builds upon the Company’s significant clinical momentum. Since January 2025, Entrada has received authorization to initiate clinical studies in people living with Duchenne muscular dystrophy (DMD) in the U.K., EU and U.S. These authorizations include:
oELEVATE-44-201: A global Phase 1/2 multiple ascending dose (MAD) clinical study of ENTR-601-44 in ambulatory patients living with DMD who are amenable to exon 44 skipping. The study will run in the U.K. and EU and is on track to initiate in the second quarter of 2025.
oELEVATE-44-102: A Phase 1b MAD clinical study of ENTR-601-44 in ambulatory and non-ambulatory adults living with DMD. The study will run in the U.S. and is on track to initiate in the first half of 2026.
oELEVATE-45-201: A global Phase 1/2 MAD clinical study of ENTR-601-45 in ambulatory patients living with DMD who are amenable to exon 45 skipping. The study has been authorized to start in the U.K., and the Company has submitted for regulatory authorization in the EU. The study is on track to initiate in the third quarter of 2025.
•The Company remains on track to submit global regulatory applications for ENTR-601-50 in the second half of 2025 and for ENTR-601-51 in 2026.
•Vertex continues to enroll and dose the MAD portion of the global Phase 1/2 clinical trial of VX-670 in people with myotonic dystrophy type 1 (DM1), which will assess both safety and efficacy.
•In April 2025, Entrada initiated a strategic plan to focus the Company’s resources on its expanding portfolio of DMD clinical candidates (ENTR-601-44, -45, -50 and -51), key preclinical programs, including ocular, and maturing platform investments. Activities include enhanced hiring efforts to support planned global clinical study execution in DMD, as well as focused reductions in select research areas, which reduced the Company’s workforce by approximately 20%.

Upcoming Investor Conferences

•H.C. Wainwright 3rd Annual BioConnect Investor Conference in New York, NY on May 20, 2025.
•Jefferies Global Healthcare Conference in New York, NY on June 4, 2025.
•Goldman Sachs 46th Annual Global Healthcare Conference 2025 in Miami Beach, FL on June 9, 2025.

First Quarter 2025 Financial Results

Cash Position: Cash, cash equivalents and marketable securities were $382.5 million as of March 31, 2025, compared to $420.0 million as of December 31, 2024. The decrease was primarily driven by cash used to fund operations. Based on current operating plans, the Company believes that its cash, cash equivalents and marketable securities as of March 31, 2025 will be sufficient to fund its operations into the second quarter of 2027.

Collaboration Revenue: Collaboration revenue was $20.6 million for the first quarter of 2025, compared to $59.1 million for the same period in 2024.

Research & Development (R&D) Expenses: R&D expenses were $32.1 million for the first quarter of 2025, compared to $28.6 million for the same period in 2024. The increase was primarily driven by additional costs incurred related to our Duchenne programs, as well as higher personnel costs (including non-cash, stock-based compensation).

General & Administrative (G&A) Expenses: G&A expenses were $10.3 million for the first quarter of 2025, compared to $9.4 million for the same period in 2024. The increase was primarily due to higher personnel costs (including non-cash, stock-based compensation).

Net Income (loss): Net loss was $(17.3) million for the first quarter of 2025, compared to net income of $23.5 million for the same period in 2024.

About Entrada Therapeutics
Entrada Therapeutics is a clinical-stage biopharmaceutical company aiming to transform the lives of patients by establishing a new class of medicines that engage intracellular targets that have long been considered inaccessible. The Company’s Endosomal Escape Vehicle (EEV™)-therapeutics are designed to enable the efficient intracellular delivery of a wide range of therapeutics into a variety of organs and tissues, resulting in an improved therapeutic index. Through this proprietary, versatile and modular approach, Entrada is advancing a robust development portfolio of RNA- and protein-based programs for the potential treatment of neuromuscular and ocular diseases, among others. The Company’s lead oligonucleotide programs are in development for the potential treatment of people living with Duchenne who are exon 44, 45, 50 and 51 skipping amenable. Entrada has partnered to develop a clinical-stage program, VX-670, for myotonic dystrophy type 1.

For more information about Entrada, please visit our website, www.entradatx.com, and follow us on LinkedIn.

Forward-Looking Statements
This press release contains express and implied forward-looking statements that involve substantial risks and uncertainties. All statements, other than statements of historical facts, contained in this press release, including statements regarding Entrada’s strategy, future operations, prospects and plans, objectives of management, the validation and differentiation of Entrada’s approach and EEV platform and its ability to provide a potential treatment for patients, expectations regarding Entrada’s planned 1/2 MAD clinical study of ENTR-601-44 in the U.K. and EU, including its initiation in the U.K. and EU in the second quarter of 2025, expectations regarding Entrada’s planned 1/2 MAD clinical study of ENTR-601-45 in the U.K. and EU, including its initiation in the U.K. in the third quarter of 2025, the ability to recruit for and complete the ELEVATE-44-102 study in the U.S., including its initiation in the U.S. in the first half of 2026, the ability to recruit for and complete global Phase 2 clinical studies for ENTR-601-44,

ENTR-601-45, ENTR-601-50 and ENTR-601-51, expectations regarding the timing of global regulatory filings for the planned Phase 2 clinical studies for ENTR-601-50 in the second half of 2025 and for ENTR-601-51 in 2026, the potential therapeutic benefits of Entrada’s EEV product candidates and the ability to advance therapeutic candidates in indications beyond neuromuscular disease, including the potential for ENTR-601-44 to be a transformative treatment option, the continued development and advancement of ENTR-601-44, ENTR-601-45, ENTR-601-50, and ENTR-601-51 for the treatment of DMD and the partnered product candidate VX-670 for the treatment of DM1, expectations regarding the progress and success of Entrada’s collaboration with Vertex, the ability to continue to expand and develop additional therapeutic programs, including further exon skipping programs, and the sufficiency of its cash resources into the second half of 2027, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “objective,” “ongoing,” “plan,” “predict,” “project,” “potential,” “should,” or “would,” or the negative of these terms, or other comparable terminology are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Entrada may not actually achieve the plans, intentions or expectations disclosed in these forward-looking statements, and you should not place undue reliance on these forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in these forward-looking statements as a result of various important factors, including: uncertainties inherent in the identification and development of product candidates, including the conduct of research activities and the initiation and completion of preclinical studies and clinical studies; uncertainties as to the availability and timing of results from preclinical and clinical studies; the timing of and Entrada’s ability to submit and obtain regulatory clearance and initiate clinical studies; whether results from preclinical studies or clinical studies will be predictive of the results of later preclinical studies and clinical studies; the risk that the costs and charges associated with the Company’s new strategic plan may be greater than anticipated or incurred in different periods than anticipated; the risk that the Company’s efforts in connection with the new strategic plan may adversely affect the Company’s internal programs and the Company’s ability to recruit and retain skilled and motivated personnel, and may be distracting to employees and management; the risk that the Company’s efforts in connection with the new strategic plan may negatively impact the Company’s business operations and reputation; the risk that the Company’s efforts in connection with the new strategic plan may not generate their intended benefits to the extent or as quickly as anticipated; whether Entrada’s cash resources will be sufficient to fund the Company’s foreseeable and unforeseeable operating expenses and capital expenditure requirements; as well as the risks and uncertainties identified in Entrada’s filings with the Securities and Exchange Commission (SEC), including the Company’s most recent Form 10-K and in subsequent filings Entrada may make with the SEC. In addition, the forward-looking statements included in this press release represent Entrada’s views as of the date of this press release. Entrada anticipates that subsequent events and developments will cause its views to change. However, while Entrada may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing Entrada’s views as of any date subsequent to the date of this press release.

ENTRADA THERAPEUTICS, INC.
Condensed Consolidated Statements of Operations (Unaudited)
(In thousands, except share and per share amounts)

	Three Months Ended March 31,
	2025	2024
Collaboration revenue	$20,558	$59,120
Operating expenses:
Research and development	32,074	28,608
General and administrative	10,274	9,399
Total operating expenses	42,348	38,007
(Loss) income from operations	(21,790)	21,113
Other income:
Interest and other income	4,441	4,214
Total other income	4,441	4,214
(Loss) income before provision for income taxes	(17,349)	25,327
Provision for income taxes	—	1,831
Net (loss) income	$(17,349)	$23,496
Net (loss) income per share, basic	$(0.42)	$0.70
Net (loss) income per share, diluted	$(0.42)	$0.68
Weighted‑average common shares outstanding, basic	41,073,732	33,497,072
Weighted‑average common shares outstanding, diluted	41,073,732	34,790,925

ENTRADA THERAPEUTICS, INC.
Condensed Consolidated Balance Sheet Data (Unaudited)
(In thousands)

	March 31,	December 31,
	2025	2024
Cash, cash equivalents and marketable securities	$382,515	$419,998
Total assets	$486,479	$526,321
Total liabilities	$69,219	$97,643
Total stockholders’ equity	$417,260	$428,678

Investor and Media Contact
Karla MacDonald
Chief Corporate Affairs Officer
kmacdonald@entradatx.com